Exhibit 99.2
For Immediate News Release
February 4, 2009
AVALONBAY COMMUNITIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2008 OPERATING RESULTS
AND PROVIDES 2009 FINANCIAL OUTLOOK
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today a Net Loss Available to Common Stockholders for the quarter ended December 31, 2008 of $1,806,000. This resulted in a Loss per Share — diluted of $0.02 for the quarter ended December 31, 2008, compared to Earnings per Share — diluted (“EPS”) of $1.65 for the comparable period of 2007, a per share decrease of 101.2%. The decrease is due primarily to non-cash charges from land impairments and abandoned pursuit costs incurred in the fourth quarter 2008, coupled with a decrease in gains on asset sales in the fourth quarter 2008 as compared to the prior year period. For the full year ended December 31, 2008, EPS was $5.17 compared to $4.38 for 2007, a per share increase of 18.0%. The increase is primarily attributable to gains from the sale of communities and increases in community operating performance, offset partially by the non-cash charges for land impairments and abandoned pursuit costs.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended December 31, 2008 decreased 73.7% to $0.30 per share from $1.14 per share for the comparable period of 2007. FFO per share for the full year ended December 31, 2008 decreased by 11.7% to $4.07 from $4.61 for the comparable period of 2007.
EPS and FFO per share for the fourth quarter and full year 2008 include the following non-recurring items:

	FFO per Share
	Increase (Decrease)
		Full Year
	4Q08	2008
Land impairments	$(0.74)	$(0.75)
Severance and related costs	(0.04)	(0.04)
Federal excise tax	(0.04)	(0.04)
Fund II organizational costs	—	(0.02)
Gain on medium term notes repurchase	0.02	0.02
Preferred stock deferred offering expenses	(0.05)	(0.05)
Increase in abandoned pursuit costs	(0.06)	(0.07)

	$(0.92)	$(0.94)

The non-cash charges for land impairments, the increase in abandoned pursuit costs and the charges for severance are associated with the reduction in the Company’s planned development activity announced in December 2008. In addition, as a result of the historically high level of gains from asset sales completed in 2008, the Company has recorded a charge for federal excise taxes and declared a combined special and regular dividend (“Combined Dividend”). Shares issued under the Combined Dividend are considered outstanding as of December 17, 2008, the dividend declaration date. Accordingly, the 2008 FFO per share includes $0.01 for the impact of the incremental shares issued for the period they were outstanding. The Company also recognized the impact of the other items listed in the table above, as discussed further in this and prior releases. Adjusting for these items, FFO per share increased by 6.7% for the fourth quarter of 2008 and 8.9% for the full year 2008 as compared to the prior year periods.
Operating Results for the Quarter Ended December 31, 2008 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $8,312,000, or 3.9% to $221,268,000. For Established Communities, rental revenue increased 1.7%, comprised of an increase in Average Rental Rates of 2.2% and a decrease in Economic Occupancy of 0.5%. As a result, total revenue for Established Communities increased $2,488,000 to $151,562,000. Operating expenses for Established Communities increased $99,000, or 0.2% to $47,704,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $2,389,000, or 2.4%, to $103,858,000.

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The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the fourth quarter of 2007 to the fourth quarter of 2008:

4Q 08 Compared to 4Q 07

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
New England	1.0%	(0.4%)	1.5%	20.2%
Metro NY/NJ	1.2%	(2.3%)	3.0%	26.4%
Mid-Atlantic/Midwest	1.1%	4.2%	(0.5%)	16.8%
Pacific NW	2.8%	(2.7%)	4.9%	4.8%
No. California	4.0%	1.7%	4.8%	20.9%
So. California	0.3%	(3.3%)	1.8%	10.9%

Total	1.7%	0.2%	2.4%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Operating Results for the Full Year December 31, 2008 Compared to the Prior Year
For the Company, including discontinued operations, total revenue increased by $59,053,000, or 7.2% to $882,705,000. For Established Communities, rental revenue increased 3.1%, comprised entirely of an increase in Average Rental Rates of 3.1%, as there was no change in Economic Occupancy. As a result, total revenue for Established Communities increased $17,885,000 to $605,952,000. Operating expenses for Established Communities increased $3,628,000 or 1.9% to $191,818,000. Accordingly, NOI for Established Communities increased by $14,257,000 or 3.6% to $414,134,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the full year December 31, 2008 as compared to the full year December 31, 2007:

Full Year 2008 Compared to Full Year 2007

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
New England	2.3%	0.9%	2.7%	20.3%
Metro NY/NJ	2.3%	3.1%	2.0%	25.6%
Mid-Atlantic/Midwest	2.3%	3.0%	2.0%	16.8%
Pacific NW	5.2%	(0.6%)	7.5%	4.7%
No. California	5.9%	0.2%	8.0%	21.9%
So. California	1.7%	3.2%	1.1%	10.7%

Total	3.1%	1.9%	3.6%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Cash concessions are recognized in accordance with generally accepted accounting principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue with concessions on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

	4Q 08 vs	Full Year 08
	4Q 07	vs Full Year 07
Rental Revenue Change with Concessions on a GAAP Basis	1.7%	3.1%
Rental Revenue Change with Concessions on a Cash Basis	1.3%	2.9%

Development and Redevelopment Activity
The Company completed the development of three communities during the fourth quarter of 2008 totaling 391 apartment homes for an aggregate Total Capital Cost of $152,400,000:
•	Avalon Encino, located in Los Angeles, CA, is a mid-rise community containing 131 apartment homes that was completed for a Total Capital Cost of $62,200,000;

•	Avalon Fashion Valley, located in San Diego, CA, is a mid-rise community containing 161 apartment homes that was completed for a Total Capital Cost of $64,700,000; and

•	Avalon Huntington, located in Shelton, CT, is a garden style community containing 99 apartment homes that was completed for a Total Capital Cost of $25,500,000.
During 2008, the Company completed development of 13 communities containing an aggregate of 4,036 apartment homes for a Total Capital Cost of $1,044,300,000. In addition, the Company completed redevelopment of two wholly-owned communities containing an aggregate of 642 apartment homes for a Total Capital Cost of $11,400,000, excluding costs incurred prior to the start of redevelopment.
The Company commenced the development of two communities during the fourth quarter of 2008: Avalon Northborough I, located in Northborough, MA and Avalon Towers Bellevue, located in Bellevue, WA. These two communities will contain an aggregate of 559 apartment homes when completed for an estimated Total Capital Cost of $153,500,000. In addition, the Company acquired land for an expected future development in Brooklyn, NY for an aggregate purchase price of approximately $48,481,000.
During 2008, the Company commenced the development of six communities which are expected to contain a total of 1,768 apartment homes for an expected aggregate Total Capital Cost of $491,000,000. In addition the Company commenced the redevelopment of four wholly-owned communities which contain a total of 1,040 apartment homes for an expected aggregate Total Capital Cost of $42,500,000, excluding costs incurred prior to the start of redevelopment.

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Disposition Activity
During the fourth quarter of 2008, the Company sold Avalon Ledges, located in Weymouth, MA. Avalon Ledges contains 304 apartment homes and was sold for $57,500,000. This disposition resulted in a gain in accordance with GAAP of approximately $27,051,000, an Economic Gain of approximately $19,553,000 and an Unleveraged IRR over an approximate seven-year holding period of 13.2%.
Including a disposition by the Fund (as described below), the Company sold 11 communities during 2008, containing a total of 3,459 apartment homes. These communities were sold for an aggregate sales price of approximately $646,200,000, resulting in a GAAP gain of $288,384,000 and an Economic Gain of $231,915,000. The weighted average Initial Year Market Cap Rate related to these dispositions was 5.1% and the Unleveraged IRR over a weighted average hold period of approximately eleven years was 14.1%.
Investment Management Fund Activity
AvalonBay Value Added Fund, L.P. (the “Fund”) is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%.
During the fourth quarter of 2008, the Company commenced the redevelopment of The Covington, located in Lombard, IL and Colonial Towers, located in Weymouth, MA on behalf of the Fund. These two communities contain an aggregate of 467 apartment homes and will be completed for an estimated Total Capital Cost of $6,300,000, excluding costs incurred prior to the start of redevelopment.
AvalonBay Value Added Fund II, L.P. (“Fund II”) is a private, discretionary investment vehicle with commitments from four institutional investors including the Company. Fund II has equity commitments totaling $333,000,000. The Company has committed $150,000,000 to Fund II, representing a 45% equity interest. As of December 31, 2008, there has been no capital contributed to Fund II and Fund II has not made any investments.
In the fourth quarter of 2008, Fund II entered into a $75,000,000 unsecured credit facility, with an option to increase the facility up to $200,000,000, subject to certain lender requirements. The credit facility bears interest at LIBOR plus 2.50% per annum, and matures in December 2011, assuming the exercise of a one-year extension option. At December 31, 2008, there was $760,000 outstanding under the Fund II credit facility.
Financing, Liquidity and Balance Sheet Statistics
During 2008 the Company raised approximately $1,900,000,000 from a variety of sources as detailed below:
•	Secured debt of approximately $830,000,000;

•	Excluding a disposition by the Fund, gross proceeds from asset sales of approximately $560,000,000;

•	An unsecured corporate term loan of $330,000,000; and

•	Joint venture partner capital commitments for Fund II of approximately $180,000,000.
The proceeds from these capital markets transactions were used to fund development activity and to redeem outstanding secured and unsecured debt as well as redeem common and preferred stock.
At December 31, 2008, the Company had $124,000,000 outstanding under its $1,000,000,000 unsecured credit facility that matures in November 2011. At December 31, 2008, the Company had $259,305,000 in unrestricted cash and cash in escrow. The cash in escrow is available for development activity. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 44.0% at December 31, 2008. Unencumbered NOI for the full year December 31, 2008 was 76.6%. Interest Coverage for the fourth quarter of 2008, which includes the adverse impact of certain non-routine items discussed in this release, was 1.7 times.
New Financing Activity
Included in the secured debt financing discussed above are three fixed rate mortgage loans that the Company completed in the fourth quarter of 2008. These mortgage loans represent an aggregate borrowing of $169,249,000 and have a weighted average life of 6.3 years, and a weighted average effective interest rate of approximately 6.0%. One of the mortgage loans was provided by a New York based community bank. The other two mortgage loans were provided by a Government Sponsored Enterprise.
Debt Repayment Activity
In October 2008, the Company repaid the $4,368,000, 6.99% fixed rate loan secured by a development right in Wheaton, MD pursuant to its scheduled maturity.
In November 2008, the Company repurchased $15,000,000 of its $250,000,000, 5.5% unsecured notes that mature in January 2012. The Company repurchased the notes at a discount price of 87% of par, for $13,050,000, representing a yield to maturity of 10.44%. In conjunction with the repurchase, the Company reported a gain of approximately $1,839,000 in the fourth quarter of 2008.

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In January 2009, the Company made a cash tender offer for any and all of its 7.5% medium-term notes due in August 2009 and December 2010. The Company purchased $37,438,000 of its $150,000,000, 7.5% medium-term notes due in August 2009 at par. In addition, the Company purchased $64,423,000 of its $200,000,000, 7.5% medium-term notes due December 2010 at a discount of 98% of par, for approximately $63,135,000, representing a yield to maturity of 8.66%. The Company will report a gain of approximately $1,062,000 in the first quarter of 2009 in conjunction with the purchase of the medium-term notes due December 2010. All of the notes purchased in the tender offer were cancelled. The Company had previously acquired and cancelled an aggregate of $10,000,000 of the 7.5% medium-term notes due in August 2009.
Preferred Stock Redemption
On October 15, 2008, the Company exercised its option to redeem all 4,000,000 outstanding shares of its 8.70% Series H Cumulative Redeemable Preferred Stock for $100,701,000. The repayment amount includes the redemption value of the outstanding shares of $25 per share and accrued but unpaid dividends through the redemption date. The Company recorded a non-cash charge for deferred offering expenses of approximately $3,566,000 in the fourth quarter of 2008 related to this redemption.
Fourth Quarter 2008 Dividend Declaration
On December 17, 2008, the Company declared the Combined Dividend of $2.70 per share. A portion of the Combined Dividend in the amount of $0.8925 per share represented payment of the regular dividend for the quarter ended December 31, 2008, and the remaining portion represented an additional special dividend payment (“Special Dividend”) in the amount of $1.8075 per share. The Special Dividend was declared to distribute a portion of the excess income attributable to gains on asset sales from the Company’s disposition activities during 2008 in which a historically high level of asset sales were completed. During 2008, the Company sold 11 communities, including a community sold by the Fund, with aggregate gains recognized for federal income tax purposes of $352,000,000. The Special Dividend is intended to enable the Company to avoid corporate level income taxes for 2008 and reduce federal excise taxes. The Company recordered a charge of approximately $3,200,000 for federal excise taxes in 2008 as a result of the gains from these asset sales.
Stockholders had the option to receive payment of the Combined Dividend in the form of cash, shares of common stock or a combination of cash and shares of common stock, provided that the aggregate amount of cash payable to all stockholders (other than cash payable in lieu of fractional shares) was limited to an amount equal to the regular dividend of $0.8925 per share, multiplied by the number of shares outstanding at the record date. In January 2009 the Company paid the Combined Dividend, comprised of cash equal to the regular dividend, and 2,626,823 shares of common stock.
In a January 28, 2009 press release announcing the results of stockholder elections relating to the Combined Dividend, the Company announced that stockholders who elected to receive the Combined Dividend in all cash would receive $1.02272 per share in cash and $1.67728 per share in shares of common stock. Because of a computational adjustment from five decimal places to four decimal places, the actual amounts paid to these shareholders are $1.0227 per share in cash and $1.6773 per share in shares of common stock.
2009 Financial Outlook
The following presents the Company’s financial outlook for 2009, the details of which are summarized on Attachments 15 and 16.
Management expects continued weakness in the for-sale housing market during 2009 and growth in those age groups that have historically demonstrated a higher propensity to rent. In addition, the level of new rental completions in the Company’s markets is anticipated to decline during 2009 from 2008 levels. However, third party forecasts call for accelerating levels of net job losses in most of the Company’s markets during 2009, particularly in the first half of the year. The negative impacts to renter demand from net job losses will likely exceed any benefits from the positive demand drivers noted above.
Projected EPS is expected to be within a range of $2.40 to $2.70 for the full year 2009. Actual EPS will be impacted by the size and composition of disposition activity for the year.
The Company expects 2009 Projected FFO per share to be in the range of $4.50 to $4.80 as compared to $4.07 for the full year 2008, resulting in an increase in Projected FFO per share of approximately 14.3% at the mid-point of the range. The Company’s 2008 FFO per share of $4.07 included the non-recurring items discussed earlier in this release. The 2009 Projected FFO anticipates the Company will incur additional federal excise taxes for undistributed earnings of approximately $3,000,000. Projections also anticipate a gain of $1,062,000 associated with the repurchase of the 7.5% medium-term notes due in December 2010. Adjusting for these non-routine items in both years, the Company expects 2009 Projected FFO per share to decline by 7.0% at the mid-point of the range. FFO per share is also adversely impacted by the additional shares that were issued under the Special Dividend. FFO per share and EPS for 2007 and the full year 2008 will not be adjusted for the additional shares outstanding pertaining to the Special Dividend.

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Management expects the change in Projected FFO per share for the full year 2009 as compared to 2008 to be driven primarily by declines in NOI from Established Communities and other stabilized communities, offset somewhat by an increase in NOI from development and redevelopment.
For the first quarter of 2009, the Company expects Projected EPS within a range of $0.55 to $0.57. The Company expects Projected FFO per share for the first quarter of 2009 within a range of $1.19 to $1.23. The decline in the projected FFO per share in the first quarter of 2009 is expected to be 2.4% at the mid-point of the range.
The Company’s 2009 financial outlook is based on a number of assumptions and estimates, which are provided on Attachment 15 of this release. The primary assumptions and estimates include the following:
Property Operations
•	The Company expects a decline in Established Communities revenue of 1.5% to 3.5%.

•	The Company expects growth in Established Communities operating expenses of 3.0% to 4.0%, primarily attributable to increases in property taxes, utilities, insurance and office operations.

•	The Company expects a decline in Established Communities NOI within a range of 4.25% to 6.25%.
Development
•	The Company currently has 14 communities under development. During 2009, the Company expects to disburse approximately $650,000,000 related to these communities and expected acquisitions of land for future development. The Company expects approximately $100,000,000 of the projected 2009 disbursements will be financed by tax-exempt debt, that has been previously obtained. The Company expects to complete the development of eight communities during 2009 for an aggregate Total Capital Cost of approximately $800,000,000.

•	As previously disclosed, the Company does not anticipate starting any new development during the first half of 2009. Development starts in the second half of 2009, if any, will be evaluated based on the Company’s then current assessment of economic and capital market conditions.
Dispositions
•	The Company expects gross sales proceeds from planned asset dispositions of $100,000,000 to $200,000,000 in 2009.
Capital Markets
•	The Company expects that it may issue approximately $750,000,000 in new secured or unsecured debt during 2009.

•	After considering amounts repaid as part of the January 2009 cash tender offer, the Company has $267,017,000 of remaining indebtedness maturing in 2009 consisting of one tranche of a variable rate unsecured term loan, the remaining principal of the 7.5% medium-term notes due in August 2009 and three mortgage notes. The funds for repayment of this indebtedness are expected to be obtained from a combination of capital sources, which could include corporate securities (unsecured debt and equity), secured debt, disposition proceeds, joint ventures or retained cash.
The Company expects to release its first quarter 2009 earnings on April 29, 2009 after the market closes. The Company expects to hold a conference call on April 30, 2009 at 1:00 PM EDT to discuss the first quarter 2009 results.
First Quarter 2009 Conference/Event Schedule
Management is scheduled to attend Citi’s Global Property CEO Conference from March 1-4, 2009. Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook and other business and financial matters affecting the Company. Details on how to access related materials will be available beginning February 5, 2009 on the Company’s website at http://www.avalonbay.com/events.
Other Matters
The Company will hold a conference call on February 5, 2009 at 1:00 PM EST to review and answer questions about this release, its fourth quarter and full year results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally.

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To hear a replay of the call, which will be available from February 5, 2009 at 2:00 PM EST to February 11, 2009 at 11:59 PM EST, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 80506385.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.
About AvalonBay Communities, Inc.
As of December 31, 2008, the Company owned or held a direct or indirect ownership interest in 178 apartment communities containing 50,292 apartment homes in ten states and the District of Columbia, of which 14 communities were under construction and nine communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at the following address http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the first quarter and full year 2009. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 17, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 17 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

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FOURTH QUARTER 2008
Supplemental Operating and Financial Data
Avalon Fashion Valley, located in San Diego, CA, contains 161 apartment homes and was completed in the fourth quarter of 2008 for a Total Capital Cost of $64.7 million. The community is located directly across from the Fashion Valley Mall, with easy freeway access to downtown, La Jolla/UTC and Balboa Park. Avalon Fashion Valley represents the Company’s first development in the San Diego market.

FOURTH QUARTER 2008
Supplemental Operating and Financial Data
Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Full Year Revenue and Occupancy Changes (Established Communities)	Attachment 6

Development, Redevelopment, Acquisition and Disposition Profile
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs	Attachment 7
Summary of Development and Redevelopment Activity	Attachment 8
Development Communities	Attachment 9
Redevelopment Communities	Attachment 10
Summary of Development and Redevelopment Community Activity	Attachment 11
Future Development	Attachment 12
Unconsolidated Real Estate Investments	Attachment 13
Summary of Disposition Activity	Attachment 14

2009 Financial Outlook
2009 Financial Outlook	Attachment 15
Projected Sources and Uses of Cash	Attachment 16

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 17
The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1
AvalonBay Communities, Inc.
Selected Operating and Other Information
December 31, 2008
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q4	Q4		Full Year	Full Year
	2008	2007	% Change	2008	2007	% Change
Net income (loss) available to common stockholders	$(1,806)	$129,644	(101.4%)	$401,033	$349,460	14.8%

Per common share — basic	$(0.02)	$1.66	(101.2%)	$5.22	$4.44	17.6%
Per common share — diluted	$(0.02)	$1.65	(101.2%)	$5.17	$4.38	18.0%

Funds from Operations	$22,963	$89,597	(74.4%)	$315,947	$368,057	(14.2%)
Per common share — diluted	$0.30	$1.14	(73.7%)	$4.07	$4.61	(11.7%)

Dividends declared — common	$208,224	$65,721	216.8%	$414,502	$268,123	54.6%
Per common share	$2.70	$0.85	217.6%	$5.3775	$3.40	58.2%

Common shares outstanding	77,119,963	77,318,611	(0.3%)	77,119,963	77,318,611	(0.3%)
Outstanding operating partnership units	19,427	64,019	(69.7%)	19,427	64,019	(69.7%)

Total outstanding shares and units	77,139,390	77,382,630	(0.3%)	77,139,390	77,382,630	(0.3%)

Average shares outstanding — basic	76,871,127	77,901,038	(1.3%)	76,783,515	78,680,043	(2.4%)
Average operating partnership units outstanding	47,577	64,019	(25.7%)	59,886	105,859	(43.4%)
Effect of dilutive securities	815,883	870,653	(6.3%)	735,451	1,071,025	(31.3%)

Average shares outstanding — diluted (1)	77,734,587	78,835,710	(1.4%)	77,578,852	79,856,927	(2.9%)

DEBT COMPOSITION AND MATURITIES

		% of Total	Average
		Market	Interest	Remaining
Debt Composition (2)	Amount	Cap	Rate (3)	Maturities (2)

Conventional Debt				2009	(4)	$309,563
Long-term, fixed rate	$2,409,562	28.8%		2010		$346,214
Long-term, variable rate	441,571	5.3%		2011		$502,219
Variable rate facilities (5)	124,000	1.5%		2012		$514,337

Subtotal, Conventional	2,975,133	35.6%	5.7%	2013		$422,120

Tax-Exempt Debt
Long-term, fixed rate	166,619	2.0%
Long-term, variable rate	534,740	6.4%

Subtotal, Tax-Exempt	701,359	8.4%	3.8%

Total Debt	$3,676,492	44.0%	5.3%

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home
Q408	$16,996	$7,836	$290
Q308	$18,803	$7,753	$132
Q208	$19,159	$7,590	$42
Q108	$19,663	$7,159	$4
Q407	$20,099	$7,180	$251

COMMUNITY INFORMATION

		Apartment
	Communities	Homes
Current Communities	164	45,728
Development Communities	14	4,564
Development Rights	27	7,304

(1)	Average shares outstanding - diluted for fourth quarter and full year 2008 have been adjusted to reflect the impact of the additional 2.6 million shares issued under the Special Dividend subsequent to the declaration date. Average shares outstanding - diluted for the fourth quarter of 2008 includes approximately 425,000 additional shares and full year 2008 includes approximately 110,000 additional shares.

(2)	Excludes debt associated with communities classified as held for sale.

(3)	Includes costs of financing such as credit enhancement fees, trustees fees, etc.

(4)	Includes $37.4 million principal amount for 7.5%, medium-term notes due August 2009 repurchased in January 2009

(5)	Represents the Company’s $1 billion unsecured credit facility, of which $124 million was drawn at December 31, 2008.

Attachment 2
AvalonBay Communities, Inc.
Detailed Operating Information
December 31, 2008
(Dollars in thousands except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2008	2007	% Change	2008	2007	% Change
Revenue:
Rental and other income	$218,590	$198,831	9.9%	$847,640	$760,521	11.5%
Management, development and other fees	1,763	1,721	2.4%	6,568	6,142	6.9%

Total	220,353	200,552	9.9%	854,208	766,663	11.4%

Operating expenses:
Direct property operating expenses, excluding property taxes	51,632	47,551	8.6%	200,990	181,324	10.8%
Property taxes	20,231	18,590	8.8%	77,267	70,562	9.5%
Property management and other indirect operating expenses	9,617	10,689	(10.0%)	39,874	38,627	3.2%
Investments and investment management (1)	10,611	5,604	89.3%	17,298	11,737	47.4%

Total	92,091	82,434	11.7%	335,429	302,250	11.0%

Interest expense, net	(29,256)	(25,547)	14.5%	(114,878)	(94,540)	21.5%
General and administrative expense	(15,960)	(8,427)	89.4%	(42,781)	(28,494)	50.1%
Joint venture income and minority interest expense (2)	495	59,160	(99.2%)	5,307	57,584	(90.8%)
Depreciation expense	(50,955)	(44,358)	14.9%	(194,150)	(168,324)	15.3%
Impairment loss	(57,899)	—	N/A	(57,899)	—	N/A
Gain on sale of land	—	—	—	—	545	(100.0%)

Income (Loss) from continuing operations	(25,313)	98,946	(125.6%)	114,378	231,184	(50.5%)
Income from discontinued operations (3)	385	4,644	(91.7%)	12,208	20,489	(40.4%)
Gain on sale of communities	27,051	28,229	(4.2%)	284,901	106,487	167.5%

Total discontinued operations	27,436	32,873	(16.5%)	297,109	126,976	134.0%

Net income	2,123	131,819	(98.4%)	411,487	358,160	14.9%
Dividends attributable to preferred stock	(3,929)	(2,175)	80.6%	(10,454)	(8,700)	20.2%

Net income (loss) available to common stockholders	$(1,806)	$129,644	(101.4%)	$401,033	$349,460	14.8%

Net income (loss) per common share — basic	$(0.02)	$1.66	(101.2%)	$5.22	$4.44	17.6%

Net income (loss) per common share — diluted (4)	$(0.02)	$1.65	(101.2%)	$5.17	$4.38	18.0%

(1)	Reflects costs incurred related to investment acquisition, investment management and abandoned pursuits.

(2)	Amount for the full year 2008 includes $3,483 related to the sale of an unconsolidated community. Amounts for the three months and full year 2007 include $56,320 related to the sale of an unconsolidated community and $3,607 related to the sale of a 70% ownership interest in a joint venture entity.

(3)	Reflects net income for communities sold during the period from January 1, 2007 through December 31, 2008. The following table details income from discontinued operations for the periods shown:

	Q4	Q4	Full Year	Full Year
	2008	2007	2008	2007
Rental income	$915	$12,404	$28,497	$56,989
Operating and other expenses	(352)	(4,224)	(9,497)	(19,407)
Interest expense, net	(178)	(715)	(1,490)	(3,692)
Depreciation expense	—	(2,821)	(5,302)	(13,401)

Income from discontinued operations (5)	$385	$4,644	$12,208	$20,489

(4)	Net income (loss) per common share - diluted for the fourth quarter and full year 2008 have been adjusted reflect the impact of the additional 2.6 million shares issued under the Special Dividend subsequent to the declaration date. Net income (loss) per common share - diluted for the fourth quarter of 2008 includes approximately 425,000 additional shares and full year 2008 includes approximately 110,000 additional shares.

(5)	NOI for discontinued operations totaled $563 and $19,000 for the three months and full year ended December 31,2008, respectively, of which $0 relate to assets classified as held for sale.

Attachment 3
AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2008	2007
Real estate	$6,895,970	$5,951,325
Less accumulated depreciation	(1,352,744)	(1,158,899)

Net operating real estate	5,543,226	4,792,426

Construction in progress, including land	867,061	946,814
Land held for development	239,456	288,423
Operating real estate assets held for sale, net	—	269,519

Total real estate, net	6,649,743	6,297,182

Cash and cash equivalents	65,706	20,271
Cash in escrow	193,599	188,264
Resident security deposits	29,935	29,240
Other assets (1)	234,391	201,527

Total assets	$7,173,374	$6,736,484

Unsecured notes, net	$2,002,965	$1,893,499
Unsecured facilities	124,000	514,500
Notes payable	1,547,492	750,062
Resident security deposits	40,603	39,938
Liabilities related to assets held for sale	—	57,666
Other liabilities	532,944	431,013

Total liabilities	$4,248,004	$3,686,678

Minority interest	8,974	23,152

Stockholders’ equity	2,916,396	3,026,654

Total liabilities and stockholders’ equity	$7,173,374	$6,736,484

(1)	Other assets includes $0 and $3,730 relating to assets classified as held for sale as of December 31, 2008 and December 31, 2007, respectively.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities (1)
December 31, 2008

	Apartment	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)
	Homes	Q4 08	Q4 07	% Change	Q4 08	Q4 07	% Change	Q4 08	Q4 07	% Change
New England
Boston, MA	3,067	$2,060	$1,986	3.7%	95.9%	96.4%	(0.5%)	$18,172	$17,613	3.2%
Fairfield-New Haven, CT	2,284	2,065	2,069	(0.2%)	94.8%	96.5%	(1.7%)	13,410	13,663	(1.9%)

New England Average	5,351	2,062	2,021	2.0%	95.4%	96.4%	(1.0%)	31,582	31,276	1.0%

Metro NY/NJ
New Jersey	2,422	2,153	2,162	(0.4%)	96.7%	95.9%	0.8%	15,129	15,062	0.4%
New York, NY	1,730	2,550	2,485	2.6%	96.5%	96.9%	(0.4%)	12,777	12,497	2.2%
Long Island, NY	1,157	2,451	2,409	1.7%	94.4%	95.1%	(0.7%)	8,032	7,949	1.0%

Metro NY/NJ Average	5,309	2,348	2,321	1.2%	96.1%	96.1%	0.0%	35,938	35,508	1.2%

Mid-Atlantic/Midwest
Washington Metro	5,635	1,781	1,755	1.5%	96.1%	96.5%	(0.4%)	28,930	28,625	1.1%
Chicago, IL	487	1,448	1,410	2.7%	96.6%	97.0%	(0.4%)	2,045	1,999	2.3%

Mid-Atlantic/Midwest Average	6,122	1,754	1,728	1.5%	96.1%	96.5%	(0.4%)	30,975	30,624	1.1%

Pacific Northwest
Seattle, WA	1,320	1,433	1,382	3.7%	95.2%	96.1%	(0.9%)	5,401	5,252	2.8%

Pacific Northwest Average	1,320	1,433	1,382	3.7%	95.2%	96.1%	(0.9%)	5,401	5,252	2.8%

Northern California
San Jose, CA	3,094	1,956	1,866	4.8%	96.7%	97.0%	(0.3%)	17,551	16,789	4.5%
San Francisco, CA	1,608	2,217	2,122	4.5%	96.9%	97.7%	(0.8%)	10,361	9,996	3.7%
Oakland-East Bay, CA	955	1,584	1,529	3.6%	96.9%	97.9%	(1.0%)	4,399	4,289	2.6%

Northern California Average	5,657	1,968	1,883	4.5%	96.8%	97.3%	(0.5%)	32,311	31,074	4.0%

Southern California
Los Angeles, CA	1,198	1,700	1,688	0.7%	93.5%	95.9%	(2.4%)	5,718	5,817	(1.7%)
Orange County, CA	1,174	1,463	1,478	(1.0%)	95.7%	96.2%	(0.5%)	4,932	5,009	(1.5%)
San Diego, CA	1,058	1,515	1,461	3.7%	96.0%	94.6%	1.4%	4,608	4,385	5.1%

Southern California Average	3,430	1,562	1,546	1.0%	94.9%	95.6%	(0.7%)	15,258	15,211	0.3%

Average/Total Established	27,189	$1,935	$1,893	2.2%	95.9%	96.4%	(0.5%)	$151,465	$148,945	1.7%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2007 such that a comparison of 2007 to 2008 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 1.3% between years.

Attachment 5
AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes — Established Communities
December 31, 2008

	Apartment	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000’s)
	Homes	Q4 08	Q308	% Change	Q4 08	Q308	% Change	Q4 08	Q308	% Change
New England
Boston, MA	3,067	$2,060	$2,043	0.8%	95.9%	96.5%	(0.6%)	$18,172	$18,145	0.1%
Fairfield-New Haven, CT	2,284	2,065	2,098	(1.6%)	94.8%	96.2%	(1.4%)	13,410	13,829	(3.0%)

New England Average	5,351	2,062	2,066	(0.2%)	95.4%	96.4%	(1.0%)	31,582	31,974	(1.2%)

Metro NY/NJ
New Jersey	2,422	2,153	2,209	(2.5%)	96.7%	95.5%	1.2%	15,129	15,334	(1.3%)
New York, NY	1,730	2,550	2,570	(0.8%)	96.5%	97.4%	(0.9%)	12,777	12,994	(1.7%)
Long Island, NY	1,157	2,451	2,454	(0.1%)	94.4%	94.8%	(0.4%)	8,032	8,074	(0.5%)

Metro NY/NJ Average	5,309	2,348	2,380	(1.3%)	96.1%	96.0%	0.1%	35,938	36,402	(1.3%)

Mid-Atlantic/Midwest
Washington Metro	5,635	1,781	1,786	(0.3%)	96.1%	96.6%	(0.5%)	28,930	29,157	(0.8%)
Chicago, IL	487	1,448	1,461	(0.9%)	96.6%	96.3%	0.3%	2,045	2,055	(0.5%)

Mid-Atlantic/Midwest Average	6,122	1,754	1,760	(0.3%)	96.1%	96.5%	(0.4%)	30,975	31,212	(0.8%)

Pacific Northwest
Seattle, WA	1,320	1,433	1,430	0.2%	95.2%	95.9%	(0.7%)	5,401	5,431	(0.6%)

Pacific Northwest Average	1,320	1,433	1,430	0.2%	95.2%	95.9%	(0.7%)	5,401	5,431	(0.6%)

Northern California
San Jose, CA	3,094	1,956	1,947	0.5%	96.7%	96.8%	(0.1%)	17,551	17,498	0.3%
San Francisco, CA	1,608	2,217	2,212	0.2%	96.9%	96.3%	0.6%	10,361	10,280	0.8%
Oakland-East Bay, CA	955	1,584	1,576	0.5%	96.9%	96.7%	0.2%	4,399	4,366	0.8%

Northern California Average	5,657	1,968	1,960	0.4%	96.8%	96.6%	0.2%	32,311	32,144	0.5%

Southern California
Los Angeles, CA	1,198	1,700	1,711	(0.6%)	93.5%	94.8%	(1.3%)	5,718	5,833	(2.0%)
Orange County, CA	1,174	1,463	1,484	(1.4%)	95.7%	95.2%	0.5%	4,932	4,977	(0.9%)
San Diego, CA	1,058	1,515	1,505	0.7%	96.0%	96.3%	(0.3%)	4,608	4,593	0.3%

Southern California Average	3,430	1,562	1,569	(0.4%)	94.9%	95.4%	(0.5%)	15,258	15,403	(0.9%)

Average/Total Established	27,189	$1,935	$1,943	(0.4%)	95.9%	96.3%	(0.4%)	$151,465	$152,566	(0.7%)

(1)	Reflects the effect of concessions amortized over the average lease term.

Attachment 6
AvalonBay Communities, Inc.
Full Year Revenue and Occupancy Changes — Established Communities (1)
December 31, 2008

	Apartment	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)
	Homes	Full Year 08	Full Year 07	% Change	Full Year 08	Full Year 07	% Change	Full Year 08	Full Year 07	% Change
New England
Boston, MA	3,067	$2,034	$1,977	2.9%	96.5%	96.0%	0.5%	$72,249	$69,896	3.4%
Fairfield-New Haven, CT	2,284	2,078	2,049	1.4%	96.0%	96.4%	(0.4%)	54,687	54,134	1.0%

New England Average	5,351	2,053	2,008	2.2%	96.3%	96.2%	0.1%	126,936	124,030	2.3%

Metro NY/NJ
New Jersey	2,422	2,183	2,117	3.1%	96.0%	96.5%	(0.5%)	60,915	59,354	2.6%
New York, NY	1,730	2,540	2,482	2.3%	97.0%	96.7%	0.3%	51,156	49,849	2.6%
Long Island, NY	1,157	2,429	2,395	1.4%	95.3%	95.4%	(0.1%)	32,144	31,716	1.3%

Metro NY/NJ Average	5,309	2,353	2,297	2.4%	96.2%	96.3%	(0.1%)	144,215	140,919	2.3%

Mid-Atlantic/Midwest
Washington Metro	5,635	1,778	1,745	1.9%	96.4%	96.0%	0.4%	115,928	113,322	2.3%
Chicago, IL	487	1,443	1,410	2.3%	96.4%	95.7%	0.7%	8,124	7,891	3.0%

Mid-Atlantic/Midwest Average	6,122	1,752	1,719	1.9%	96.4%	96.0%	0.4%	124,052	121,213	2.3%

Pacific Northwest
Seattle, WA	1,320	1,420	1,342	5.8%	95.6%	96.2%	(0.6%)	21,497	20,436	5.2%

Pacific Northwest Average	1,320	1,420	1,342	5.8%	95.6%	96.2%	(0.6%)	21,497	20,436	5.2%

Northern California
San Jose, CA	3,094	1,928	1,807	6.7%	96.8%	97.1%	(0.3%)	69,270	65,078	6.4%
San Francisco, CA	1,608	2,192	2,077	5.5%	96.8%	96.6%	0.2%	40,920	38,729	5.7%
Oakland-East Bay, CA	955	1,573	1,494	5.3%	96.6%	97.6%	(1.0%)	17,415	16,701	4.3%

Northern California Average	5,657	1,943	1,830	6.2%	96.7%	97.0%	(0.3%)	127,605	120,508	5.9%

Southern California
Los Angeles, CA	1,198	1,704	1,667	2.2%	95.1%	95.9%	(0.8%)	23,305	22,984	1.4%
Orange County, CA	1,174	1,479	1,460	1.3%	95.8%	96.1%	(0.3%)	19,972	19,771	1.0%
San Diego, CA	1,058	1,492	1,455	2.5%	95.4%	95.1%	0.3%	18,075	17,575	2.8%

Southern California Average	3,430	1,562	1,531	2.0%	95.4%	95.7%	(0.3%)	61,352	60,330	1.7%

Average/Total Established	27,189	$1,928	$1,870	3.1%	96.3%	96.3%	0.0%	$605,657	$587,436	3.1%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2007 such that a comparison of 2007 to 2008 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 7
AvalonBay Communities, Inc.
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs

For the Year Ended December 31, 2008

(Dollars in thousands except per home data)

					Categorization of 2008 Add’l Capitalized Value (4)								2008 Maintenance Expensed Per Home (6)
					Acquisitions,						Non-Rev
				2008 Add’l	Construction,						Generating
	Apartment	Balance at	Balance at	Capitalized	Redevelopment		Revenue	Non-Rev			Capex		Carpet		Other
Current Communities (1)	Homes (2)	12-31-08 (3)	12-31-07 (3)	Value	& Dispositions		Generating(5)	Generating		Total	Per Home		Replacement		Maintenance		Total
Total Stabilized Communities	33,884	$4,370,642	$4,347,988	$22,654	$6,446	(7)	$355	$15,853		$22,654	$468		$173		$1,653		$1,826

Development Communities (8)	8,811	1,868,131	1,260,777	607,354	607,354		—	—		607,354	—		9		508		517

Dispositions	—	—	312,088	(312,088)	(312,088)		—	—		(312,088)	—		43		367		410

Redevelopment Communities (8)	2,785	330,885	286,554	44,331	44,331		—	—		44,331	—		76		1,273		1,349

Corporate	—	41,916	36,799	5,117	—		—	5,117	(9)	5,117	—		—		—		—

Total	45,480	$6,611,574	$6,244,206	$367,368	$346,043		$355	$20,970		$367,368	$349	(10)	$135	(11)	$1,408	(11)	$1,543	(11)

(1)	For the purpose of this table, Current Communities excludes communities held by unconsolidated real estate joint ventures.

(2)	Apartment homes as of 12/31/08; does not include unconsolidated communities.

(3)	Total gross fixed assets excluding land.

(4)	Policy is to capitalize if the item exceeds $15 and extends the useful life of the asset. Personal property is capitalized if the item is a new addition and it exceeds $2.5.

(5)	Represents revenue generating or expense saving expenditures, such as water saving devices and submetering equipment.

(6)	Other maintenance includes maintenance, landscaping, redecorating and appliance replacement costs.

(7)	Represents commitment close-outs and construction true-ups on recently constructed communities.

(8)	Represents communities that were under construction/reconstruction during 2008, including communities where construction/reconstruction has been completed.

(9)	Represents primarily software implementations and leasehold improvements related to corporate offices.

(10)	Total non-revenue generating capitalized costs per home excludes corporate capitalized costs.

(11)	Total 2008 maintenance expensed per home excludes maintenance costs related to dispositions.

Attachment 8
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity (1) as of December 31, 2008

	Number	Number	Total
	of	of	Capital Cost (2)
	Communities	Homes	(millions)
Portfolio Additions:

2008 Annual Completions
Development	13	4,036	$1,044.3
Redevelopment (3)	6	1,213	27.8

Total Additions	19	5,249	$1,072.1

2007 Annual Completions
Development	8	1,749	$440.7
Redevelopment	5	1,847	32.9

Total Additions	13	3,596	$473.6

Pipeline Activity: (4)

Currently Under Construction
Development	14	4,564	$1,583.8
Redevelopment (3)	9	2,610	101.7

Subtotal	23	7,174	$1,685.5

Planning
Development Rights	27	7,304	$2,313.0

Total Pipeline	50	14,478	$3,998.5

(1)	Represents activity for consolidated and unconsolidated entities.

(2)	See Attachment 17 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	Represents only cost of redevelopment activity, does not include original acquisition cost.

(4)	Information represents projections and estimates.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2008.

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of December 31, 2008

	Percentage		Total					Avg
	Ownership	# of	Capital	Schedule				Rent			% Occ
	Upon	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1) (5)
								Inclusive of
								Concessions
								See Attachment #17
Under Construction:

1. Avalon Morningside Park (6)	100%	295	$122.8	Q1 2007	Q3 2008	Q2 2009	Q3 2009	$3,290	68.1%	74.6%	63.7%	39.5%
New York, NY
2. Avalon White Plains	100%	407	154.0	Q2 2007	Q3 2008	Q4 2009	Q1 2010	2,905	35.9%	32.2%	28.0%	17.3%
White Plains, NY
3. Avalon Anaheim Stadium	100%	251	102.3	Q2 2007	Q4 2008	Q3 2009	Q1 2010	2,530	29.1%	21.5%	16.7%	4.8%
Anaheim, CA
4. Avalon Union City	100%	438	122.2	Q3 2007	Q2 2009	Q4 2009	Q2 2010	1,895	N/A	N/A	N/A	N/A
Union City, CA
5. Avalon at the Hingham Shipyard	100%	235	53.5	Q3 2007	Q3 2008	Q2 2009	Q3 2009	1,960	73.2%	51.1%	47.2%	28.0%
Hingham, MA
6. Avalon at Mission Bay North III	100%	260	153.8	Q4 2007	Q2 2009	Q4 2009	Q2 2010	3,745	N/A	N/A	N/A	N/A
San Francisco, CA
7. Avalon Jamboree Village	100%	279	77.4	Q4 2007	Q2 2009	Q1 2010	Q3 2010	2,060	N/A	N/A	N/A	N/A
Irvine, CA
8. Avalon Fort Greene	100%	631	306.8	Q4 2007	Q4 2009	Q1 2011	Q3 2011	3,605	N/A	N/A	N/A	N/A
New York, NY
9. Avalon Charles Pond	100%	200	47.8	Q1 2008	Q1 2009	Q3 2009	Q1 2010	1,865	12.0%	13.0%	3.0%	N/A
Coram, NY
10. Avalon Blue Hills	100%	276	46.6	Q2 2008	Q2 2009	Q4 2009	Q2 2010	1,440	N/A	N/A	N/A	N/A
Randolph, MA
11. Avalon Walnut Creek (7)	100%	422	156.7	Q3 2008	Q3 2010	Q1 2011	Q3 2011	2,215	N/A	N/A	N/A	N/A
Walnut Creek, CA
12. Avalon Norwalk	100%	311	86.4	Q3 2008	Q3 2010	Q2 2011	Q4 2011	2,260	N/A	N/A	N/A	N/A
Norwalk, CT
13. Avalon Northborough I	100%	163	27.4	Q4 2008	Q3 2009	Q1 2010	Q3 2010	1,560	N/A	N/A	N/A	N/A
Northborough, MA
14. Avalon Towers Bellevue	100%	396	126.1	Q4 2008	Q2 2010	Q2 2011	Q4 2011	2,390	N/A	N/A	N/A	N/A
Bellevue, WA

Subtotal/Weighted Average		4,564	$1,583.8					$2,525

Completed this Quarter:

1. Avalon Encino	100%	131	$62.2	Q3 2006	Q3 2008	Q4 2008	Q3 2009	$2,475	100.0%	53.4%	45.8%	20.8%
Los Angeles, CA
2. Avalon Fashion Valley	100%	161	64.7	Q2 2007	Q3 2008	Q4 2008	Q3 2009	2,380	100.0%	39.1%	37.3%	18.5%
San Diego, CA
3. Avalon Huntington	100%	99	25.5	Q4 2007	Q3 2008	Q4 2008	Q3 2009	2,220	100.0%	57.6%	55.6%	21.3%
Shelton, CT

Subtotal/Weighted Average		391	$152.4					$2,370

Total/Weighted Average		4,955	$1,736.2					$2,510

Weighted Average Projected NOI as a % of Total Capital Cost (1) (8)			6.0%	Inclusive of Concessions — See Attachment #17

Non-Stabilized Development Communities: (9)			% Economic	Asset Cost Basis, Non-Stabilized Development:		Source
			Occ
			(1) (5)
Prior Quarter Completions:				Capital Cost, Prior Quarter Completions	$280.6	Att. 9
Avalon Warner Place	210	$53.1		Capital Cost, Current Completions	152.4	Att. 9
Avalon Sharon	156	30.3		Capital Cost, Under Construction	1,583.8	Att. 9
Avalon Acton	380	67.9		Less: Remaining to Invest, Under Construction	(666.6)	Att. 11

Avalon at Tinton Falls	216	41.2		Total Asset Cost Basis, Non-Stabilized
Avalon Meydenbauer	368	88.1		Development	$1,350.2

	1,330	$280.6	90.3%

Q4 2008 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $2.0 million. See Attachment 17.

(1)	See Attachment 17 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of January 30, 2009.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of January 30, 2009.

(4)	Physical occupancy based on apartment homes occupied as of January 30, 2009.

(5)	Represents Economic Occupancy for the fourth quarter of 2008.

(6)	This community is being financed in part by third-party tax-exempt debt.

(7)	This community is being financed in part by a combination of third-party tax-exempt and taxable debt.

(8)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

(9)	Represents Development Communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter. Estimates are based on the Company’s pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2008.

Attachment 10
AvalonBay Communities, Inc.
Redevelopment Communities as of December 31, 2008

			Cost (millions)		Schedule				Avg	Number of Homes
		# of	Pre-	Total					Rent		Out of
	Percentage	Apt	Redevelopment	Capital	Acquisition /			Restabilized	Per	Completed	Service
	Ownership	Homes	Capital Cost	Cost (1)(2)	Completion	Start	Complete	Ops (2)	Home (2)	to date	@ 12/31/08
									Inclusive of
									Concessions
									See Attachment #17
Under Redevelopment:

AvalonBay

1. Essex Place	100%	286	$23.7	$34.5	Q3 2004	Q3 2007	Q2 2009	Q4 2009	$1,290	252	8
Peabody, MA
2. Avalon Woodland Hills	100%	663	72.1	109.3	Q4 1997	Q4 2007	Q3 2010	Q1 2011	1,775	259	24
Woodland Hills, CA
3. Avalon at Diamond Heights	100%	154	25.3	30.2	Q2 1994	Q4 2007	Q4 2010	Q2 2011	2,500	51	1
SanFrancisco, CA
4. Avalon Symphony Woods I	100%	176	9.4	14.0	Q4 1986	Q2 2008	Q3 2009	Q1 2010	1,445	117	6
Columbia, MD
5. Avalon Symphony Woods II	100%	216	36.4	42.4	Q4 2006	Q2 2008	Q3 2009	Q1 2010	1,375	105	3
Columbia, MD
6. Avalon Mountain View (3)	88%	248	51.6	60.1	Q4 1986	Q2 2008	Q3 2009	Q1 2010	2,120	157	9
Mountain View, CA
7. The Promenade	100%	400	71.0	94.4	Q2 2002	Q3 2008	Q2 2010	Q4 2010	2,330	1	10
Burbank, CA

Subtotal		2,143	$289.5	$384.9					$1,840	942	61

Investment Management Fund (The “Fund”)

1. The Covington (4)	15%	256	$32.6	$34.9	Q4 2006	Q4 2008	Q3 2009	Q4 2009	—	—	—
Lombard, IL
2. Colonial Towers (4)	15%	211	21.8	25.8	Q3 2007	Q4 2008	Q3 2009	Q4 2009	—	—	—
Weymouth, MA

Subtotal		467	$54.4	$60.7					—	—	—

Total/Weighted Average		2,610	$343.9	$445.6					$1,840	942	61

Weighted Average Projected NOI as a % of Total Capital Cost (2)				8.5%	Inclusive of Concessions - See Attachment #17

(1)	Inclusive of acquisition cost.

(2)	See Attachment 17 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	The Pre-Redevelopment Capital Cost, Total Capital Cost and yield have been updated to include the non-cash basis adjustment resulting from the 1998 merger of Avalon Properties, Inc. and Bay Apartments, Inc.

(4)	The scope of this Redevelopment focuses primarily on common area improvements.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2008.

Attachment 11
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of December 31, 2008
(Dollars in Thousands)

DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)(6)	Period End (7)

Total - 2007 Actual	2,540	$966,858	$664,267	$1,038,879	$924,761

2008 Actual:
Quarter 1	676	$179,408	$180,366	$857,491	$925,736
Quarter 2	948	178,794	226,235	1,001,288	912,290
Quarter 3	827	191,140	207,903	713,840	842,483
Quarter 4	456	175,620	143,734	666,623	820,218

Total - 2008 Actual	2,907	$724,962	$758,238

2009 Projected:
Quarter 1	466	$173,651	$160,639	$492,972	$819,707
Quarter 2	778	142,039	255,559	350,932	763,256
Quarter 3	720	101,230	226,531	249,703	611,124
Quarter 4	475	85,773	168,730	163,929	497,373

Total - 2009 Projected	2,439	$502,693	$811,459

REDEVELOPMENT

		Total Capital		Reconstruction in
	Avg Homes	Cost Invested	Remaining to	Progress at
	Out of Service	During Period (3)	Invest (5)	Period End
Total - 2007 Actual		$18,612	$69,136	$30,683

2008 Actual:
Quarter 1	112	$6,433	$65,666	$37,761
Quarter 2	160	11,266	75,362	46,265
Quarter 3	103	14,705	63,107	39,981
Quarter 4	52	13,514	53,214	47,362

Total - 2008 Actual		$45,918

2009 Projected:
Quarter 1	40	$11,645	$41,569	$46,392
Quarter 2	62	11,287	30,282	41,627
Quarter 3	59	9,193	21,089	20,650
Quarter 4	31	6,588	14,500	18,015

Total - 2009 Projected		$38,713

(1)	Data is presented for all communities currently under development or redevelopment.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment 17 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents projected Total Capital Cost of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction.

(6)	Amount for Q4 2008 includes $155.6 million expected to be financed by proceeds from third-party tax-exempt and taxable debt.

(7)	Represents period end balance of construction or reconstruction costs. Amount for Q4 2008 includes $0.5 million related to two unconsolidated investments in the Fund.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2008.

Attachment 12
AvalonBay Communities, Inc.
Future Development as of December 31, 2008
DEVELOPMENT RIGHTS (1)

	Estimated	Total
	Number	Capital Cost (1)
Location of Development Right	of Homes	(millions)
1. Wilton, CT	100	$30
2. Seattle, WA	204	63
3. Rockville Centre, NY	349	129
4. Greenburgh, NY Phase II	444	118
5. Wood-Ridge, NJ	406	104
6. Cohasset, MA	200	38
7. Northborough, MA Phase II	187	35
8. North Bergen, NJ	164	47
9. Andover, MA	115	26
10. Garden City, NY	160	58
11. New York, NY	681	307
12. Plymouth, MA Phase II	92	20
13. Lynnwood, WA Phase II	82	18
14. West Long Branch, NJ	180	34
15. Rockville, MD	240	62
16. Shelton, CT	251	66
17. Seattle, WA II	234	76
18. San Francisco, CA	173	51
19. Boston, MA	180	106
20. Roselle Park, NJ	249	54
21. Dublin, CA Phase II	405	126
22. Tysons Corner, VA	393	99
23. Canoga Park, CA	298	85
24. Stratford, CT	130	22
25. Yaphank, NY	343	57
26. Brooklyn, NY	832	443
27. Maynard, MA	212	39

Total	7,304	$2,313

(1)	See Attachment 17 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2008.

Attachment 13
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments as of December 31, 2008
(Dollars in Thousands)

				AVB					AVB’s
		# of	Total	Book	Outstanding Debt				Share
Unconsolidated	Percentage	Apt	Capital	Value			Interest	Maturity	of Partnership
Real Estate Investments	Ownership	Homes	Cost (1)	Investment (2)	Amount	Type	Rate	Date	Debt (3)
AvalonBay Value Added Fund, LP
1. Avalon at Redondo Beach Los Angeles, CA	N/A	105	$24,562	N/A	$21,033	Fixed	4.87%	Oct 2011	$3,197
2. Avalon Lakeside Chicago, IL	N/A	204	18,098	N/A	12,056	Fixed	5.74%	Mar 2012	1,833
3. Avalon Columbia Baltimore, MD	N/A	170	29,273	N/A	22,275	Fixed	5.48%	Apr 2012	3,386
4. Avalon Sunset Los Angeles, CA	N/A	82	20,830	N/A	12,750	Fixed	5.41%	Feb 2014	1,938
5. Avalon at Poplar Creek Chicago, IL	N/A	196	27,974	N/A	16,500	Fixed	4.83%	Oct 2012	2,508
6. Avalon at Civic Center (4) Norwalk, CA	N/A	192	42,757	N/A	27,001	Fixed	5.38%	Aug 2013	4,104
7. Avalon Paseo Place Fremont, CA	N/A	134	24,890	N/A	11,800	Fixed	5.74%	Nov 2013	1,794
8. Avalon at Yerba Buena San Francisco, CA	N/A	160	66,786	N/A	41,500	Fixed	5.88%	Mar 2014	6,308
9. Avalon at Aberdeen Station Aberdeen, NJ	N/A	290	58,219	N/A	39,842	Fixed	5.64%	Sep 2013	6,056
10. The Springs Corona, CA	N/A	320	48,266	N/A	26,000	Fixed	6.06%	Oct 2014	3,952
11. The Covington Lombard, IL	N/A	256	33,439	N/A	17,243	Fixed	5.43%	Jan 2014	2,621
12. Avalon Cedar Place Columbia, MD	N/A	156	24,379	N/A	12,000	Fixed	5.68%	Feb 2014	1,824
13. Avalon Centerpoint Baltimore, MD	N/A	392	79,159	N/A	45,000	Fixed	5.74%	Dec 2013	6,840
14. Middlesex Crossing Billerica, MA	N/A	252	37,849	N/A	24,100	Fixed	5.49%	Dec 2013	3,663
15. Avalon Crystal Hill Ponoma, NY	N/A	168	38,432	N/A	24,500	Fixed	5.43%	Dec 2013	3,724
16. Skyway Terrace San Jose, CA	N/A	348	74,840	N/A	37,500	Fixed	6.11%	Mar 2014	5,700
17. Avalon Rutherford Station East Rutherford, NJ	N/A	108	36,756	N/A	20,382	Fixed	6.13%	Sep 2016	3,098
18. South Hills Apartments West Covina, CA	N/A	85	24,801	N/A	11,761	Fixed	5.92%	Dec 2013	1,788
19. Colonial Towers/South Shore Manor Weymouth, MA	N/A	211	23,376	N/A	13,455	Fixed	5.12%	Mar 2015	2,045

Fund corporate debt	N/A	N/A	N/A	N/A	3,000	Variable	2.60%	2009 (8)	456

	15.2%	3,829	$734,686	$110,001	$439,698				$66,835

Other Operating Joint Ventures
1. Avalon Chrystie Place I (5) New York, NY	20.0%	361	129,014	22,094	117,000	Variable	0.70%	Nov 2036	23,400
2. Avalon at Mission Bay North II (5) San Francisco, CA	25.0%	313	123,737	29,200	105,000	Fixed	6.02%	Dec 2015	26,250
3. Avalon Del Rey Los Angeles, CA	30.0%	309	70,037	18,881	40,763	Variable	3.40%	Sep 2009	12,229

Other Development Joint Ventures
1. Aria at Hathorne (6) (7) Danvers, MA	50.0%	64	N/A	5,933	4,739	Variable	2.92%	Jun 2010	$2,370

		1,047	$322,788	$76,108	$267,502				$64,249

		4,876	$1,057,474	$186,109	$707,200				$131,084

(1)	See Attachment #17 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	These unconsolidated real estate investments are accounted for under the equity method of accounting. AVB Book Value Investment represents the Company’s recorded equity investment plus the Company’s pro rata share of outstanding debt.

(3)	The Company has not guaranteed the debt of its unconsolidated investees and bears no responsibility for the repayment, other than the construction completion and related financing guarantee for Avalon Chrystie Place I associated with the construction completion and occupancy certificate.

(4)	This community’s debt is a combination of three separate fixed rate loans, all of which mature in August 2013. The first loan totals $18,154 at a 5.04% interest rate and was assumed by the Fund upon purchase of this community. The second loan was procured in connection with the acquisition in the amount of $5,652 at a 6.05% interest rate. The third loan totals $3,195 at a 6.16% interest rate. The rate listed in the table above represents a weighted average interest rate.

(5)	After the venture makes certain threshold distributions to the third-party partner, the Company generally receives 50% of all further distributions.

(6)	The Company has contributed land at a stepped up basis as its only capital contribution to this development. The Company is not guaranteeing the construction or acquisition loans, nor is it responsible for any cost over runs until certain thresholds are satisfied. The outstanding debt consists of three separate variable rate loans. The first loan totals $2,608 at a 2.875% interest rate, the second loan totals $1,868 at a 2.875% interest rate, and the third loan totals $263 at a 3.70% interest rate. The third loan is a short term loan payable due in 2009. The rate listed in the table above represents a weighted average interest rate.

(7)	After the venture makes certain threshold distributions to the Company, AVB receives 50% of all further distributions.

(8)	As of December 31, 2008, these borrowings are drawn under an unsecured credit facility maturing in December 2009.

Attachment 14
AvalonBay Communities, Inc.
Summary of Disposition Activity (1) as of December 31, 2008
(Dollars in thousands)

	Weighted			Accumulated		Weighted Average
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold	Holding Period (2)	Price	GAAP Gain	and Other	Gain (3)	Mkt. Cap Rate (2) (3)	Unleveraged IRR (2) (3)
1998:
9 Communities		$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999:
16 Communities		$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000:
8 Communities		$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001:
7 Communities		$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002:
1 Community		$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003:
12 Communities, 1 Land Parcel (4)		$460,600	$184,438	$52,613	$131,825	6.3%	15.3%

2004:
5 Communities, 1 Land Parcel		$250,977	$122,425	$19,320	$103,105	4.8%	16.8%

2005:
7 Communities, 1 Office Building, 3 Land Parcels (5)		$382,720	$199,766	$14,929	$184,838	3.8%	18.0%

2006:
4 Communities, 3 Land Parcels (6)		$281,485	$117,539	$21,699	$95,840	4.6%	15.2%

2007:
5 Communities, 1 Land Parcel (7)		$273,896	$163,352	$17,588	$145,764	4.6%	17.8%

2008:
11 Communities (8)		$646,200	$288,384	$56,469	$231,915	5.1%	14.1%

1998 - 2008 Total	7.5	$3,265,217	$1,300,791	$268,553	$1,032,239	5.8%	15.4%

(1)	Activity excludes dispositions to joint venture entities in which the Company retains an economic interest.

(2)	For purposes of this attachment, land sales and the disposition of an office building are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(3)	See Attachment #17 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

(5)	2005 GAAP gain includes the recovery of an impairment loss of $3,000 recorded in 2002 related to one of the land parcels sold in 2005. This loss was recorded to reflect the land at fair value based on its entitlement status at the time it was determined to be planned for disposition.

(6)	2006 GAAP gain, for purposes of this attachment, includes $6,609 related to the sale of a community in which the Company held a 25% equity interest.

(7)	2007 GAAP gain, for purposes of this attachment, includes $56,320 related to the sale of a partnership interest in which the Company held a 50% equity interest.

(8)	2008 GAAP gain, for purposes of this attachment, includes $3,483 related to the sale of a community held by the Fund in which the Company holds a 15.2% equity interest.

Attachment 15
AvalonBay Communities, Inc.
2009 Financial Outlook
As of February 4, 2009
(Dollars in millions, except per share data)

	United	AvalonBay
Job Growth Data & Assumptions	States	Markets
2008 Actual job growth	(0.3%)	0.1%

2009 Expected job growth (1)	(2.2%)	(2.6%)

Annual 2009
LIBOR Assumption	.50% to 1.25%

Earnings per Share	$2.40 to $2.70

Less — Net gain on asset sales, per share	$.60 to $.90

Plus — Real estate depreciation, per share	$2.70 to $3.00

Projected Funds from Operations (FFO) per share(2)	$4.50 to $4.80

Projected FFO per Share Percentage Change at the Mid-Point of Outlook Ranges

Projected FFO per share growth	14.3%

Projected FFO per share decline as adjusted for non-routine items in 2008 and 2009	(7.0%)

Established Communities (2)

Rental revenue decline	(1.5%) to (3.5%)
Operating expense increase	3.0% to 4.0%
Net Operating Income decline (2)	(4.25%) to (6.25%)

Development Activity

Total
Cash disbursed for Development Communities (2) started prior to 2009 and land for future development	$525 to $775
Development Community (2) completions	$800
Number of apartment homes delivered in 2009	2,350

Disposition Activity

Disposition volume	$100 to $200

Financing Activity — Sources (Uses)

Debt offerings — secured and unsecured	$750
Securities maturing	($303)
Weighted average interest rate on maturing debt	4.7%

Capitalized Interest	$55 to $75

Decline in Expensed Overhead (Corporate G&A, Property and Investment Management)	(10%) to (15%)

(1)	Moody’s Economy.com annual non-farm job growth forecast as of December 2008

(2)	This term is a non-GAAP measure or other term that is described more fully on Attachment 17.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2008.

Attachment 16
AvalonBay Communities, Inc.
Projected Sources and Uses of Cash
(Dollars in Millions)

Annual
2009 (1)
Sources of Funds:
Cash from Operations / Cash on Hand (2)	$450
Draws on Credit Facility (3)	75
Dispositions	150
Secured and Unsecured Debt Issuance	750

Total Sources of Funds	$1,425

Uses of Funds:
Development Activity, Including Investments in Land for Future Development	$650
Redevelopment and Other Investment Activity	125

775

Secured and Unsecured Debt Redemptions and Amortization	375
Common Stock Dividends	275

Total Uses of Funds	$1,425

(1)	Amounts represent midpoints of management’s expected ranges for 2009.

(2)	Includes only the portion of existing funds in escrow for construction loans expected to be disbursed in 2009.

(3)	Represents net draws during 2009 on the Company’s $1 billion unsecured credit facility of which $124 million was drawn at December 31, 2008.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2008.

Attachment 17
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2008 (1)	2007	2008 (1)	2007
Net income	$2,123	$131,819	$411,487	$358,160
Dividends attributable to preferred stock	(3,929)	(2,175)	(10,454)	(8,700)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	51,776	48,054	203,082	184,731
Minority interest, including discontinued operations	44	55	216	280
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	—	(59,927)	(3,483)	(59,927)
Gain on sale of previously depreciated real estate assets	(27,051)	(28,229)	(284,901)	(106,487)

FFO attributable to common stockholders	$22,963	$89,597	$315,947	$368,057

Average shares outstanding — diluted	77,734,587	78,835,710	77,578,852	79,856,927
Loss/Earnings per share — diluted	$(0.02)	$1.65	$5.17	$4.38

FFO per common share — diluted	$0.30	$1.14	$4.07	$4.61

(1)	FFO per common share — diluted includes the following impact of non-recurring items as discussed in this release:

	Net Income and FFO
	Decrease (Increase)
	4Q08	Full Year 2008
Land impairments	$57,899	$57,899
Severance and related costs	3,400	3,400
Federal excise tax	1,209	1,209
Fund II organizational costs	—	(1,839)
Gain on medium term notes repurchase	3,566	3,566
Preferred stock deferred offering expenses	3,200	3,200
Increase in abandoned pursuit costs	4,972	5,537

	$74,246	$72,972

Attachment 17 (continued)
Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2009 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q1 09 (1)	$0.55	$0.57
Projected depreciation (real estate related)	0.64	0.66
Projected gain on sale of operating communities	—	—

Projected FFO per share (diluted) — Q1 09(1)	$1.19	$1.23

Projected EPS (diluted) — Full Year 2009(1)	$2.40	$2.70
Projected depreciation (real estate related)	2.70	3.00
Projected gain on sale of operating communities	(0.60)	(0.90)

Projected FFO per share (diluted) — Full Year 2009 (1)	$4.50	$4.80

(1)	The low and high ranges for Projected EPS and FFO include the projected impact from a gain associated with the repurchase of unsecured debt and a charge for the estimated federal excise tax, as discussed in this release.
NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest expense, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Attachment 17 (continued)
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2008	2007	2008	2007
Net income	$2,123	$131,819	$411,487	$358,160
Indirect operating expenses, net of corporate income	7,839	8,968	33,045	31,285
Investments and investment management	10,611	5,604	17,298	11,737
Interest expense, net	29,256	25,547	114,878	94,540
General and administrative expense	15,960	8,427	42,781	28,494
Joint venture income and minority interest	(495)	(59,160)	(5,307)	(57,584)
Depreciation expense	50,955	44,358	194,150	168,324
Impairment loss	57,899	—	57,899	—
Gain on sale of real estate assets	(27,051)	(28,229)	(284,901)	(107,032)
Income from discontinued operations	(385)	(4,644)	(12,208)	(20,489)

NOI from continuing operations	$146,712	$132,690	$569,122	$507,435

Established:
New England	$20,447	$20,143	$82,181	$80,019
Metro NY/NJ	24,833	24,113	99,060	97,101
Mid-Atlantic/Midwest	19,772	19,871	78,490	76,948
Pacific NW	3,913	3,729	15,493	14,411
No. California	23,916	22,826	94,862	87,837
So. California	10,977	10,786	44,048	43,561

Total Established	103,858	101,468	414,134	399,877

Other Stabilized	19,129	17,110	74,864	59,882
Development/Redevelopment	23,725	14,112	80,124	47,676

NOI from continuing operations	$146,712	$132,690	$569,122	$507,435

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2007 through December 31, 2008). A reconciliation of NOI from communities sold or classified as discontinued operations to net income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2008	2007	2008	2007
Income from discontinued operations	$385	$4,644	$12,208	$20,489
Interest expense, net	178	715	1,490	3,692
Depreciation expense	—	2,821	5,302	13,401

NOI from discontinued operations	$563	$8,180	$19,000	$37,582

NOI from assets sold	$563	$8,180	$19,000	$37,582
NOI from assets held for sale	—	—	—	—

NOI from discontinued operations	$563	$8,180	$19,000	$37,582

Attachment 17 (continued)
Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.
A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2008	2007	2008	2007
Rental revenue (GAAP basis)	$151,465	$148,945	$605,657	$587,436
Concessions amortized	1,739	1,372	5,973	5,316
Concessions granted	(1,986)	(1,102)	(7,271)	(5,469)

Rental revenue (with concessions on a cash basis)	$151,218	$149,215	$604,359	$587,283

% change — GAAP revenue		1.7%		3.1%

% change — cash revenue		1.3%		2.9%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the full year ended December 31, 2008 as well as prior years’ activities is presented on Attachment 14.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.

Attachment 17 (continued)
A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2008 are as follows (dollars in thousands):

Net income	$2,123
Interest expense, net	29,256
Interest expense (discontinued operations)	178
Depreciation expense	50,955
Depreciation expense (discontinued operations)	—

EBITDA	$82,512

EBITDA from continuing operations	$54,898
EBITDA from discontinued operations	27,614

EBITDA	$82,512

EBITDA from continuing operations	$54,898

Interest expense, net	29,256
Dividends attributable to preferred stock	3,929

Interest charges	33,185

Interest coverage	1.7

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction as presented on Attachment 13, Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or

Attachment 17 (continued)
redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of December 31, 2008 is as follows (dollars in thousands):

Total debt	$3,676,492

Common stock	4,671,927
Preferred stock	—
Operating partnership units	1,177
Total debt	3,676,492

Total market capitalization	8,349,596

Debt as % of capitalization	44.0%

Because Leverage changes with fluctuations in the Company’s stock price, which occur regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the full year ended December 31, 2008, for assets owned at December 31, 2008, is as follows (dollars in thousands):

NOI for Established Communities	$414,134
NOI for Other Stabilized Communities	74,864
NOI for Development/Redevelopment Communities	80,124

Total NOI generated by real estate assets	569,122
NOI on encumbered assets	133,098

NOI on unencumbered assets	436,024

Unencumbered NOI	76.6%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2008, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2007 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Attachment 17 (continued)
Development Communities are communities that are under construction and for which a final certificate of occupancy has not been received. These communities may be partially complete and operating.
Redevelopment Communities are communities where substantial redevelopment is in progress or is planned to begin during the current year. For wholly owned communities, redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s acquisition cost. The definition of substantial redevelopment may differ for communities that are not wholly owned.
Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.
Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.
Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.
Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.
Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents.
Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company owns land to develop a new community. The Company capitalizes related predevelopment costs incurred in pursuit of new developments for which future development is probable.